Exhibit 10.12

ORANGE COUNTY BANCORP, INC.

STOCK-BASED DEFERRAL PLAN, AS AMENDED AND RESTATED

1.	Purpose.

The Orange County Bancorp, Inc. Stock-Based Deferral Plan provides members of the Board of Directors of the Company and its affiliates, including Orange Bank & Trust Company (“Bank”), as well as key executives of the Company and the Bank (the “Executives”), with the opportunity to elect to defer Compensation received from the Company or its affiliates for their services and make deemed investments of that deferred Compensation in shares of Company Stock. The Plan is intended to constitute a deferred compensation plan that satisfies the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.

This Plan was originally adopted effective December 1, 2020 and is hereby amended effective April 1, 2021.

2.	Definitions.

As used in the Plan, the following terms have the meanings indicated:

Beneficiary has the meaning set out in Section 14.

Change in Control means the occurrence of any of the following events in accordance with Code Section 409A and the regulations and guidance of general application thereunder issued by the U.S. Department of the Treasury, including:

(i)	Change in Ownership: the date any one person or persons acting as a group (but excluding an intra family acquisition or transfer of stock between members of the Morrison family) accumulates ownership of Company stock constituting more than 50% of the total voting power of Company stock;

(ii)	Change in Effective Control: the date that (A) any one person or persons acting as a group (but excluding an intra family acquisition or transfer of stock between members of the Morrison family) acquires within a 12-month period ownership of Company stock possessing 40% or more of the total voting power of Company stock, or (B) a majority of the Company's board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed in advance by a majority of the Company's board of directors; or

(iii)	Change in Ownership of a Substantial Portion of Assets: the date that any one person or persons acting as a group (but excluding an intra family acquisition or transfer of stock between members of the Morrison family) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company or the Bank that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company or the Bank immediately prior to such acquisition.

Code means the Internal Revenue Code of 1986, as amended.

Committee means the Compensation Committee of the Board of Directors of the Bank.

Company Stock means the common stock of the Company.

Compensation means, for an eligible Executive, base salary and cash incentives and for a Director, retainers and other fees earned by the Director for board service.

Deferred Stock Account means a bookkeeping account reflecting the investment of a Participant’s deferred Compensation in Company Stock Units and any adjustments thereto.

Director means a member of the Board of Directors of the Company, the Bank, or any affiliate of the Bank or the Company.

Effective Date means December 1, 2020.

Election Form shall have the meaning set out in Section 4(b)(v).

Organization means the Company and its controlled group of organizations, as defined by Code section 414(b) and (c) and the regulations issued thereunder, including, but not limited to, the Bank. An entity shall be considered a member of the Company’s controlled group only during the period it is one of the group of organizations described in the preceding sentence.

Participant means a Director or Executive who is participating in the Plan pursuant to Section 3 of the Plan.

Plan means this Orange County Bancorp, Inc. Stock-Based Deferral Plan, as may be amended from time to time.

Plan Administrator means the Committee or its delegate or delegates, which shall have the authority to administer the Plan. As of the Effective Date, the Committee has delegated the responsibility for the operational administration of the Plan to the Corporate Secretary of the Bank and Company. The Committee is authorized to rescind such delegation and re-delegate operational responsibilities to other persons or parties at any time. References in this document to the Plan Administrator shall be understood as referring to the party to which the Committee has delegated its responsibility hereunder at the applicable time.

Plan Year means the calendar year.

Section 409A means Code section 409A and the Treasury regulations or other authoritative guidance issued thereunder.

Separation from Service means a Participant’s separation from service as defined in Section 409A. In the event a Participant who is an eligible Executive also provides services other than as an Executive for the Organization, as determined under the prior sentence, such other services shall not be taken into account in determining when a Separation from Service occurs to the extent permitted under Treas. Reg. § 1.409A-1(h)(5). The term may also be used as a verb (i.e., “Separates from Service”) with no change in meaning.

Specified Employee means one of the individuals identified in accordance with the principles set forth below.

(a)	General. Any Participant who at any time during the applicable year is:

(i)	An officer of any member of the Employer having annual compensation greater than $175,000 (as adjusted for the applicable year under Section 416(i)(1) of the Code);

(ii)	A 5-percent owner of any member of the Employer; or

(iii)	A 1-percent owner of any member of the Employer having annual compensation of more than $150,000.

For purposes of (1) above, no more than 50 employees identified in the order of their annual compensation shall be treated as officers. For purposes of this Section, annual compensation means compensation as defined in Treas. Reg. §1.415(c)-2(a), without regard to Treas. Reg. §§1.415(c)-2(d), 1.415(c)-2(e), and 1.415(c)-2(g). The Plan Administrator shall determine who is a Specified Employee in accordance with Section 416(i) of the Code and the applicable regulations and other guidance of general applicability issued thereunder or in connection therewith (provided, that Section 416(i)(5) of the Code shall not apply in making such determination), and provided further that the applicable year shall be determined in accordance with Section 409A and that any modification of the foregoing definition that applies under Section 409A shall be taken into account.

(b)	Applicable Year. The Plan Administrator shall determine Specified Employees as of the last day of each calendar year, based on compensation for such year, and such designation shall be effective for purposes of this Plan for the twelve month period commencing on April 1st of the next following calendar year.

Stock Unit means a hypothetical share of Company Stock. Each Stock Unit held in a Deferred Stock Account shall be deemed to have the same value, from time to time, as a share of Company Stock.

3.	Participation in the Plan.

(a)	Eligibility to Participate. The Committee shall designate the Executives who shall be eligible to participate in the Plan. Each Director shall automatically be eligible to participate in the Plan. Participation in the Plan shall commence upon the eligible Executive’s or eligible Director’s submission of a timely Election Form to the Plan Administrator in the manner prescribed below.

(b)	Termination of Deferral Eligibility and Termination of Participation. A Participant’s eligibility to make deferrals under the Plan shall cease on the earlier of: (i) the date the Participant incurs a Separation from Service, or (ii) the date the Plan Administrator determines the Participant is no longer eligible to make deferrals under the Plan, in either case the Participant’s “Election Termination Date.” A Participant’s having an Election Termination Date shall not affect any election already made that otherwise has become irrevocable in accordance with the rules of this Plan. An individual, who has been an active Participant under the Plan, ceases to be a Participant on the date his or her Deferred Stock Account is fully paid out.

4.	Deferrals.

(a)	Elective Deferrals.

(i)	Each eligible Executive and Director may make an election to defer under the Plan any whole percentage up to 100% or any specified dollar amount of his or her Compensation in the manner described in subsection (b)(i). Any Compensation deferred by an eligible Executive or Director for a Plan Year shall be deducted each pay period during the Plan Year for which he or she has Compensation and is an eligible Executive or Director. Base Compensation paid after the end of a Plan Year for services performed during the final payroll period beginning in the preceding Plan Year shall be treated as Compensation for services in the subsequent Plan Year.

(b)	Content and Timing of Deferral Election.

(i)	Ordinarily a Participant must make a deferral election for a Plan Year with respect to Compensation no later than December 31 of the calendar year prior to the Plan Year in which the Compensation is earned for services performed in such Plan Year (although the Plan Administrator may adopt policies that encourage or require earlier submission of Election Forms). If December 31 is not a business day, the deadline shall be the last preceding business day. However, an individual who newly becomes a Participant will have 30 days from the date the individual becomes a Participant to make a deferral election with respect to Compensation that is earned for services performed after the election is received (the “30-Day Election Period”). If a Compensation deferral election for a Plan Year is made in reliance on the 30-day rule, the Plan Administrator shall apply the election only apply to Compensation earned for services performed after the date the election is received.

(ii)	If a properly completed and executed Election Form is not actually received by the Plan Administrator by the prescribed time noted herein, the Participant will be deemed to have elected not to defer any Compensation for the applicable Plan Year.

(iii)	Except as provided in the next sentence, an election is irrevocable once received and determined by the Plan Administrator to be properly completed (and such determination shall be made not later than the last date for making the election in question). Increases or decreases in the amount or percentage a Participant elects to defer shall not be permitted during a Plan Year; provided that if a Participant receives a hardship distribution under a cash or deferred profit sharing plan that is sponsored the Employer and such plan requires that deferrals under such plan be suspended for a period of time following the hardship distribution, the Plan Administrator may cancel the Participant’s deferral election under this Plan so that no deferrals shall be made during such suspension period. If an election is cancelled because of a hardship distribution in accordance with the foregoing, such cancellation shall permanently apply to the deferral election or elections for any Plan Year covered by such suspension period and the Participant will only be eligible to make a new deferral election for the Plan Year that begins after the end of the suspension period pursuant to the rules in this Section 4.

(iv)	All deferral elections shall be made on a form or forms prescribed by the Plan Administrator (an “Election Form”). The applicable Election Form may impose administrative requirements and limitations for deferral elections (i.e., it may limit the amount of compensation subject to deferral as necessary to coordinate deferrals under multiple plans of the Employer).

(v)	If permitted by the Plan Administrator, a Participant may elect to change the time or form of payment to him or her, by submitting a new Election Form to the Plan Administrator, provided the following conditions are met: (i) such change will not take effect until at least twelve (12) months after the date on which the new election is made and approved by the Plan Administrator; (ii) if the original election is pursuant to a specified time or fixed schedule, the change cannot be made less than twelve (12) months before the date of the first scheduled original payment, and (iii) in the case of an election related to a payment other than a payment on account of death or disability the first payment with respect to which the change is made must be deferred for a period of not less than five (5) years from the date such payment would otherwise have been made.

(c)	Special Transfer Rule. Each eligible Executive with an account balance under the Bank’s Performance-Based Supplemental Executive Retirement Plan (“Performance-based SERP”) who becomes a Participant in this Plan, may elect, to make one-time transfer of amounts accrued on his or her behalf under such plan to this Plan on an Election Form prescribed by the Plan Administrator for this purpose. All transferred amounts shall thereafter be treated in the same manner as any other Compensation deferred under this Plan and shall, for all purposes, be subject to the provisions of this Plan. Notwithstanding the foregoing or any other provision of this Plan, all amounts transferred from Performance-based SERP to this Plan will be subject to the vesting schedule and time and form of payment set forth in the Executive’s Participation Agreement under the Performance-Based SERP.

5.	Stock Unit Accounting.

(a)	Stock Units. Amounts credited to a Participant's Deferred Stock Account shall be credited solely in the form of “Stock Units” with each unit equivalent to one (1) share of Company Stock.

The following additional rules shall apply to Stock Units:

(i)	The number of Stock Units credited to a Participant’s Deferred Stock Account with respect to Compensation deferrals shall equal the dollar amount of such deferred Compensation divided by the average of the high and low trading prices of the Company Stock for the ten (10) trading days prior to the date the Compensation was deferred. For example, monthly board fees typically paid on the 1st of each month will be converted into Stock Units based on the average of the high and low trading prices of the Company Stock for the 10 days prior to the 1st of the month.

(ii)	The Participant's Account shall also be credited with additional Stock Units equal to the dollar amount of dividends or other distributions paid from time to time during the deferral period on a number of shares of Company Stock equal to the number of Stock Units (“dividend equivalents”) then credited to the Participant's Deferred Stock Account divided by the average of the high and low trading prices of the Company Stock on the payment date.

(iii)	In the event of any change in the outstanding shares of the Company Stock by reason of any stock dividend or split, recapitalization, merger, consolidation, spin-off, reorganization, combination or exchange of shares, Change in Control or other similar corporate change, then an equitable equivalent adjustment shall be made in the Stock Units credited to Deferred Stock Accounts under the Plan.

(iv)	When distribution of a Participant's Deferred Stock Account occurs, such distribution shall be made solely by transferring to the Participant or beneficiary a number of shares of the Company Stock equal to the number of whole units then distributable from the Participant's Deferred Stock Account. On any distribution date, fractional Stock Units will be disregarded. Shares of Company Stock will be issued from those shares reserved under the Orange County Bancorp, Inc. 2019 Equity Incentive Plan.

6.	Distribution of Accounts.

(a)	Benefit Upon Separation from Service. Upon Separation from Service for any reason, the Participant’s Deferred Stock Account balance (as of the Participant’s Separation from Service) shall be distributed in accordance with the Participant’s election or, if applicable, as set forth in the Participant’s Participation Agreement. At the time of each deferral, a Participant may elect to receive his or her Deferred Stock Account balance: (i) in a lump sum as soon as practicable following the date the Participant has a Separation from Service or (ii) as an annual benefit payable over a period of two (2) to five (5) years on the first business day of each year commencing with the year following the Participant’s Separation from Service. If installments are elected, dividend equivalents shall be credited to the Participant’s Deferred Stock Account pursuant to Section 5(a)(ii) on the remaining Deferred Stock Account balance during any applicable installment payment period. Notwithstanding the preceding, the Participant’s benefit shall automatically be paid in a lump sum as soon as practicable following the Participant’s Separation from Service if (i) the Participant failed to timely make an election for the payment of the benefit, or (ii) the value of the Participant’s Deferred Stock Account as of the date of the Participant’s Separation from Service is three thousand (3,000) shares of Company Stock or less. Notwithstanding the foregoing, if the Participant is a Specified Employee on the date of his or her Separation from Service, the Participant’ distribution shall instead be made on the six month anniversary of the date of the Participant’s Separation from Service.

(b)	Benefit Upon a Change of Control (if elected). The Committee may provide a Participant with the opportunity to make a special Change in Control distribution election at the time of the Participant’s deferral under this Plan. If the Participant provides the Plan Administrator with a duly completed and executed distribution form, upon the occurrence of a Change in Control, the Participant’s distribution will be distributed in accordance with his or her election in either: (i) a lump sum as soon as practicable following the Change in Control or (ii) as an annual benefit payable over a period of two (2) to five (5) years on the first business day of each year commencing with the year following the Change in Control. If installments are elected, dividend equivalents shall be credited to the Participant’s Deferred Stock Account pursuant to Section 5(a)(ii) on the remaining Deferred Stock Account balance during any applicable installment payment period. Notwithstanding the preceding, the Participant’s benefit shall automatically be paid in a lump sum as soon as practicable following a Change in Control if the value of the Participant’s Deferred Stock Account as of the date of the Change in Control is three thousand (3,000) shares of Company Stock or less.

(c)	Medium of Payment. All payments shall be made in a number of shares of Company Stock equal to the number of whole Stock Units credited to the Participant’s Deferred Stock Account on the distribution date. Fractional shares shall be disregarded.

(d)	Section 409A. The Plan is intended to comply with the applicable requirements of Section 409A of the Code and its corresponding regulations and related guidance, and shall be administered in accordance with Section 409A of the Code to the extent Section 409A of the Code applies to the Plan. Notwithstanding anything in the Plan to the contrary, elections to defer Compensation under the Plan, and distributions from the Plan, may only be made in a manner and upon an event permitted by Section 409A of the Code. To the extent that any provision of the Plan would cause a conflict with the requirements of section 409A of the Code, or would cause the administration of the Plan to fail to satisfy the requirements of Section 409A of the Code, such provision shall be deemed null and void to the extent permitted by applicable law.

(e)	Vesting. A Director is always fully vested in his or her Deferred Stock Account. An eligible Executive may be subject to vesting restrictions on amounts transferred from the Performance-based SERP.

7.	Rights of Participants.

(a)	Accounting Device Only. The Deferred Stock Account is solely a device for measuring amounts to be paid under this Plan. The Deferred Stock Account is not a trust fund of any kind. Each Participant is a general unsecured creditor of the Organization for the payment of benefits.

(b)	Statement of Accounts. The Plan Administrator shall provide to each Participant a quarterly statement setting forth the Participant’s Deferred Stock Account balance as of the end of each calendar quarter. Statements will be delivered as soon as practicable following the end of each quarter.

(c)	Contractual Obligation. The Plan shall create a contractual obligation on the part of the Organization to make distributions from the Participant's accounts when due.

(d)	Unsecured Interest. No Participant or party claiming an interest in amounts deferred by a Participant shall have any interest whatsoever in any specific asset of the Company or the Bank. To the extent that any party acquires a right to receive distributions under the Plan, such right shall be equivalent to that of an unsecured general creditor of the Company or the Bank.

(e)	Authorization for Trust. The Company or Bank may, but shall not be required to, establish one or more trusts, with such trustee as the Committee may approve, for the purpose of providing for the distribution of deferred amounts. Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the creditors of the Bank or Company. To the extent any amounts deferred under the Plan are actually paid from any such trust, the Company and the Bank shall have no further obligation with respect thereto, but to the extent not so paid, such deferred amounts shall remain the obligation of, and shall be paid by, the Company or the Bank.

8.	No Acceleration of Benefits.

Notwithstanding any other provision in this Plan to the contrary, the time or schedule for any payment of a Participant’s Deferred Stock Account under this Plan shall not be accelerated under any circumstances.

9.	Effect of Stock Dividends and Other Changes to Company Stock.

In the event of a stock dividend, stock split or combination of shares, recapitalization or merger in which the Company is the surviving corporation or other change in the Company’s capital stock, the number and kind of shares of Company Stock to be subject to the Plan and the maximum number of shares which are authorized for distribution under the Plan shall be appropriately adjusted by the Plan Administrator, whose determination shall be binding on all persons.

10.	Interpretation and Administration of the Plan.

The Plan Administrator has the exclusive and discretionary authority to construe and to interpret the Plan, to decide all questions of eligibility for benefits, to determine the amount and manner of payment of such benefits and to make any determinations that are contemplated by (or permissible under) the terms of this Plan, and its decisions on such matters will be final and conclusive on all parties. Any such decision or determination shall be made in the absolute and unrestricted discretion of the Plan Administrator, even if (1) such discretion is not expressly granted by the Plan provisions in question, or (2) a determination is not expressly called for by the Plan provisions in question, and even though other Plan provisions expressly grant discretion or call for a determination. As a result, benefits under this Plan will be paid only if the Plan Administrator decides in its discretion that the applicant is entitled to them. In the event of a review by a court, arbitrator or any other tribunal, any exercise of the Plan Administrator’s discretionary authority shall not be disturbed unless it is clearly shown to be arbitrary and capricious. The Plan Administrator may consult with counsel, who may be counsel to the Organization, and shall not incur any liability for action taken in good faith in reliance upon the advice of counsel. The Plan Administrator shall interpret this Plan for all purposes in accordance with Code Section 409A and the regulations thereunder and any provision of the Plan shall be deemed modified to the extent necessary to comply with Code Section 409A and the regulations thereunder.

11.	Term of the Plan.

The Plan shall become effective as of the Effective Date and continue in effect unless terminated by action of the boards of directors. Any termination of the Plan shall not alter or impair any of the rights or obligations for any benefit previously deferred under the Plan.

12.	Amendment and Termination of the Plan.

(a)	Amendment. The Committee has the right in its sole discretion to amend this Plan in whole or in part at any time and in any manner, including the manner of making deferral elections, the terms on which distributions are made, and the form and timing of distributions. However, except for mere clarifying amendments necessary to avoid an inappropriate windfall, no Plan amendment shall reduce the amount credited to a Participant’s Deferred Stock Account as of the date such amendment is adopted. Any amendment shall be in writing and adopted by Committee. All Participants and Beneficiaries shall be bound by such amendment. Any amendments made to the Plan shall be subject to any restrictions on amendment that are applicable to ensure continued compliance under Section 409A.

(b)	Termination. The boards of directors of the Bank and the Company have the right in their sole discretion to discontinue and terminate the Plan at any time, in whole or in part, for any reason (including a change, or an impending change, in the tax laws of the United States or any State). Termination of the Plan will be binding on all Participants (and a partial termination shall be binding upon all affected Participants) and their Beneficiaries, but in no event may such termination reduce the amounts credited at that time to any Participant’s Deferred Stock Account. If this Plan is terminated (in whole or in part), the termination resolution shall provide for how amounts theretofore credited to affected Participants’ Deferred Stock Accounts will be distributed.

(c)	Section 409A Restrictions. This Section is subject to the same restrictions related to compliance with Section 409A that generally apply to the Plan. In accordance with these restrictions, the Plan Administrator intends to have the maximum discretionary authority to terminate the Plan and make distributions in connection with a Change in Control, and the maximum flexibility with respect to how and to what extent to carry this out following a Change in Control as is permissible under Section 409A. The previous sentence contains the exclusive terms under which a distribution may be made in connection with any Change in Control with respect to deferrals made under the Plan.

13.	Rights Under the Plan.

The Plan shall not constitute or be evidence of any agreement or understanding, express or implied, that the Organization will retain any Participant as a Director for any period of time.

14.	Beneficiary.

A Participant may designate in a writing delivered to the Plan Administrator, one or more Beneficiaries (which may include a trust) to receive any distributions under the Plan after the Participant’s death. If some but not all of the persons designated by a Participant to receive his or her Deferred Stock Account at death predecease the Participant, the Participant’s surviving Beneficiaries shall be entitled to the portion of the Participant’s Deferred Stock Account intended for such pre-deceased persons in proportion to the surviving Beneficiaries’ respective shares. If no designation is in effect at the time of a Participant’s death (as determined by the Plan Administrator) or if all persons designated as Beneficiaries have predeceased the Participant, then the payments to be made pursuant to this Section shall be distributed as follows:

(a)	If the Participant is married at the time of his/her death, all payments made pursuant to this Section shall be paid to the Participant’s spouse; and

(b)	If the Participant is not married at the time of his/her death, all payments made pursuant to this Section shall be paid to the Participant’s estate.

The Plan Administrator shall determine whether a Participant is “married” and shall determine a Participant’s “spouse” based on the state or local law where the Participant has his or her primary residence at the time of death. The Plan Administrator is authorized to make any applicable inquires and to request any documents, certificates or other information that it deems necessary or appropriate in order to make the above determinations. Any claim to be paid any amounts standing to the credit of a Participant in connection with the Participant’s death must be received by the Plan Administrator at least fourteen (14) days before any such amount is paid out by the Plan Administrator. Any claim received thereafter is untimely, and it shall be unenforceable against the Plan, the Company, the Plan Administrator or any other party acting for one or more of them.

15.	Notice.

All notices and other communications required or permitted to be given under this Plan shall be in writing and shall be deemed to have been duly given if delivered personally or mailed first class, postage prepaid, as follows: (a) if to the Plan Administrator - at the Bank’s principal business address to the attention of the Corporate Secretary of the Bank and the Company (b) if to any Participant - at the home address of the Participant as reflected in the records of the Bank at the time of sending the notice or other communication.

16.	Construction.

The Plan shall be construed and enforced according to the laws of the State of New York, unless federal law applies. All transactions under this Plan shall also be subject to compliance with applicable securities laws. Headings and captions are for convenience only and have no substantive meaning. Reference to one gender includes the other, and references to the singular and plural include each other.

17.	Claims Procedure.

(a)	Claim. A person who believes that he is being denied a benefit to which he is entitled under this Plan (hereinafter referred to as a “Claimant”) may file a written request for such benefit with the Plan Administrator, setting forth his claim. The request must be addressed to the Bank’s Corporate Secretary, at the Bank’s then principal place of business.

(b)	Claim Decision. Upon receipt of a claim, the Plan Administrator shall advise the Claimant that a reply will be forthcoming within ninety (90) days and shall, in fact, deliver such reply within such period. The Plan Administrator may, however, extend the reply period for an additional ninety (90) days for reasonable cause. If the claim is denied in whole or in part, the Plan Administrator shall adopt a written opinion, using language calculated to be understood by the Claimant, setting forth:

(i)	The specific reason or reasons for such denial;

(ii)	The specific reference to pertinent provisions of this Plan on which such denial is based;

(iii)	A description of any additional material or information necessary for the Claimant to perfect his claim and an explanation why such material or such information is necessary;

(iv)	Appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; and

(v)	The time limits for requesting a review of the decision and for review of the decision.

(c)	Request for Review. With sixty (60) days after the Claimant receives the written opinion described above, the Claimant may request in writing that the Plan Administrator review its initial determination. The request must be addressed to the Bank’s Corporate Secretary at the Bank’s then principal place of business. The Claimant or his duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the Plan Administrator. If the Claimant does not request a review of the Plan Administrator’s initial determination within such sixty (60) day period, the Claimant shall be barred and stopped from challenging the Plan Administrator’s initial determination.

(d)	Review of Decision. Within sixty (60) days after receipt of a request for review, the Plan Administrator shall review its initial determination. After considering all materials presented by the Claimant, the Plan Administrator shall provide the Claimant with a written opinion, written in a manner calculated to be understood by the Claimant, setting forth the specific reasons for the decision and containing specific references to the pertinent provisions of this Plan on which the decision is based. If special circumstances require that the sixty (60) day time period be extended, the Plan Administrator shall so notify the Claimant and shall render the decision as soon as possible, but no later than one hundred twenty (120) days after receipt of the request for review.

This Plan has been duly approved by the Compensation Committees of the Boards of Directors of the Bank and Company on May 11, 2020 and be adopted by the Boards of Directors of the Bank and the Company on December 1, 2020. This Plan was subsequently amended and restated in its entirety effective April 1, 2021.